Exhibit (c)(iv) Citi Corporate & Investment Banking | Global Media & Telecom Group September 2017 Discussion Materials Strictly Private and Confidential Exhibit (c)(iv) Citi Corporate & Investment Banking | Global Media & Telecom Group September 2017 Discussion Materials Strictly Private and Confidential

Preliminary Draft Subject to Review RLJE Price Performance Price History Since 10/4/2012 Oct 4, 2012: Jun 28, 2013: Sep 11, 2014: May 20, 2015: Jan 15, 2016: Jun 9, 2016: Oct 17, 2016: Jan 17, 2017: Feb 6, 2017: May 11, 2017: Aug 10, 2017: First trading day Financial Announced Completes Receives Announces Announces debt Announced GAMCO files RLJE reports RLJE reports following acquisition obligation and debt capital delisting 1:3 reverse transaction with higher than 13D and Q1 2017 Q2 2017 of Image credit facility refinancing restructuring warning letter stock split AMCX, stock rises expected announces Results Results Entertainment and agreement through sale from NASDAQ 14%, but subsequently Q4’16 ending ~5% stake, Acorn Media by modified of warrants for trading trades back down in SVOD stock RLJ SPAC and preferred below $1 the following days subscribers increases 9% $30.00 $25.00 LTM Stock Price Performance $20.00 Oct 17, 2016 Jan 17, 2017 Feb 6, 2017 May 11, 2017 Aug 10, 2017 90% 65% Trading Statistics $15.00 40% 27.7% (1) Beta 0.55 S&P 500 15% 15.7% Short Interest 0.9% (10%) Avg. Abs. Daily Price (35%) $10.00 3.8% Change (60%) Sep-16 Dec-16 Mar-17 Jun-17 Sep-17 LTM Average Daily 2.4% Volume / Public Float $5.00 $3.00 $0.00 Oct-12 Feb-13 Jun-13 Sep-13 Jan-14 May-14 Sep-14 Jan-15 May-15 Sep-15 Jan-16 May-16 Sep-16 Jan-17 May-17 Sep-17 Source: Company filings, Factset, Bloomberg. Note: Market data as of 9/8/2017. 1 Preliminary Draft Subject to Review RLJE Price Performance Price History Since 10/4/2012 Oct 4, 2012: Jun 28, 2013: Sep 11, 2014: May 20, 2015: Jan 15, 2016: Jun 9, 2016: Oct 17, 2016: Jan 17, 2017: Feb 6, 2017: May 11, 2017: Aug 10, 2017: First trading day Financial Announced Completes Receives Announces Announces debt Announced GAMCO files RLJE reports RLJE reports following acquisition obligation and debt capital delisting 1:3 reverse transaction with higher than 13D and Q1 2017 Q2 2017 of Image credit facility refinancing restructuring warning letter stock split AMCX, stock rises expected announces Results Results Entertainment and agreement through sale from NASDAQ 14%, but subsequently Q4’16 ending ~5% stake, Acorn Media by modified of warrants for trading trades back down in SVOD stock RLJ SPAC and preferred below $1 the following days subscribers increases 9% $30.00 $25.00 LTM Stock Price Performance $20.00 Oct 17, 2016 Jan 17, 2017 Feb 6, 2017 May 11, 2017 Aug 10, 2017 90% 65% Trading Statistics $15.00 40% 27.7% (1) Beta 0.55 S&P 500 15% 15.7% Short Interest 0.9% (10%) Avg. Abs. Daily Price (35%) $10.00 3.8% Change (60%) Sep-16 Dec-16 Mar-17 Jun-17 Sep-17 LTM Average Daily 2.4% Volume / Public Float $5.00 $3.00 $0.00 Oct-12 Feb-13 Jun-13 Sep-13 Jan-14 May-14 Sep-14 Jan-15 May-15 Sep-15 Jan-16 May-16 Sep-16 Jan-17 May-17 Sep-17 Source: Company filings, Factset, Bloomberg. Note: Market data as of 9/8/2017. 1

RLJE Q2'17 Earnings Update

Preliminary Draft Subject to Review

Commentary

- RLJE delivered a solid Q2, and is poised for a strong FY2017
- **Net Revenue:** Increased 19% YoY, driven by a 72% increase in revenue from Proprietary Digital Channels
- **EBITDA:** Adjusted EBITDA for the quarter improved from a loss of $0.3 million last year to a gain of $3.9 million this year
- **Subscribers:** Digital Channels paying subscribers increased 61% from the second quarter of 2016 to over 550,000
- **Gross margin:** increased 21.5 percentage points to 51.7% YoY, driven by growth in the Digital Channels segment and a more licensing deals in the Wholesale Distribution segment
- **Leverage:** The Company expects to decrease financial leverage 6.0x by the end pf FY2017

1 Month Stock Price Performance
(8/8/2017 – 9/8/2017)



(10%)
(30%)
Q2
Earnings
(25%)
8/8/17
8/14/17
8/20/17
8/26/17
9/1/17
9/8/17

Q2'17 Earnings Results

(US$ in million)	Q2'17	Q2'16	Var %
Subscribers	550	341	61%
Revenue			
Digital Channels	$6.4	$3.7	72%
IP Licensing	0.002	--	NA
Wholesale Distributior	12.4	12.0	3
Corporate	--	--	--
Total Revenue	**$18.8**	**$15.8**	19%
EBITDA			
Digital Channels	$2.5	$1.4	75%
IP Licensing	(0.1)	(0.1)	--
Wholesale Distributior	2.5	(0.6)	--
Corporate	(2.7)	(2.8)	--
Total EBITDA	**$2.2**	**($2.1)**	--
Margin %	*11%*	*NM*	
Free Cash Flow	**($5.1)**	**$1.3**	(483%)
Adjusted EPS	**$0.24**	**$0.31**	(23)
Basic Shares (mm)	13.6	5.1	168%

Source: Company Filings, FactSet.
Note: Market data as of 9/8/2017.

2

RLJE Summary Financials

Preliminary Draft Subject to Review

Revenue
($ in mm)



'13-'16 CAGR (13%) (1)
'16-'20 CAGR 14%
$165
$41
$8
$115
$138
$33
$9
$4
$91
$125
$28
$8
$3
$86
$99
$3
$8
$88
$80
$16
$64
$91
$28
$63
$103
$43
$60
$118
$60
$58
$136
$80
$55
2013A
2014A
2015A
PF 2015
2016A
2017E
2018E
2019E
2020E
Distribution
SVOD Platform
IP Licensing
Other Direct To Consumer (Discontinued)

	'13 – '16 CAGR	'16 – '20 CAGR
SVOD Platform	99%	49%
Distribution	(18%)	(3%)

- Deliberately shifting business to SVOD away from traditional distribution
- SVOD expected to show continued growth as Acorn and UMC gain subscribers
- Distribution business is restructuring to focus on broadcast and digital while seeking efficiencies in physical (i.e. DVDs)

Total Revenue Growth (%)

2013A	2014A	2015A	PF 2015	2016A	2017E	2018E	2019E	2020E
(9%)	(16%)	(9%)	NA	(36%)	13%	13%	15%	15%

Adj. EBITDA (2)(3)
($ in mm)



'13-'16 CAGR 1% (1)
'16-'20 CAGR 29%
$14
$1
$4
$9
$10
$5
$8
($3)
($0)
$7
$3
$9
($3)
($1)
$5
$5
$1
($1)
$13
$7
$2
$4
$15
$11
$1
$4
$23
$17
$2
$4
$29
$25
$2
$37
$33
$2
2013A
2014A
2015A
PF 2015
2016A
2017E
2018E
2019E
2020E
Distribution
SVOD Platform
IP Licensing
Other Direct To Consumer (Discontinued)

	'13 – '16 CAGR	'16 – '20 CAGR
SVOD Platform	NM	48%
Distribution	(25%)	(20%)

- SVOD business projected to become primary driver of EBITDA
- Elimination of loss making U.S. catalog / eCommerce business has improved margins

Growth (%)

2013A	2014A	2015A	PF 2015	2016A	2017E	2018E	2019E	2020E
49%	(30%)	(21%)	NA	74%	18%	46%	30%	26%

% Margin

2013A	2014A	2015A	PF 2015	2016A	2017E	2018E	2019E	2020E
8%	7%	6%	12%	16%	17%	22%	25%	27%

Source: Management Projections, Company Financials.
(1) Excludes Direct to Consumer segment.
(2) Adjusted EBITDA includes Equity Earnings of Affiliate.
(3) Corporate overhead and one time adjustments to EBITDA allocated pro rata to segments based on revenue contribution.

3
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Preliminary Draft Subject to Review RLJE Summary Financials (Cont’d.) Capex & Content Spend ($ in mm) · Increasing the acquisition of original and exclusive content to $54 $51 $50 enhance the SVOD value $47 $2 $46 $1 $43 $2 proposition $41 $41 $2 $2 $2 $35 $2 $2 · Business requires minimal capex $1 $52 $50 $48 $45 $45 $41 $39 $39 $34 2013A 2014A 2015A PF 2015 2016A 2017E 2018E 2019E 2020E Capex Cash Content Spend % of Revenue 31% 34% 33% 41% 44% 48% 46% 43% 40% Levered FCF ($ in mm) · Business expected to become free cash flow positive in 2017. Top line growth in SVOD expected to offset $23 rising content investment $16 $6 $6 $3 $3 $1 ($7) ($11) 2013A 2014A 2015A PF 2015 2016A 2017E 2018E 2019E 2020E Source: Company Financials. 4 Preliminary Draft Subject to Review RLJE Summary Financials (Cont’d.) Capex & Content Spend ($ in mm) · Increasing the acquisition of original and exclusive content to $54 $51 $50 enhance the SVOD value $47 $2 $46 $1 $43 $2 proposition $41 $41 $2 $2 $2 $35 $2 $2 · Business requires minimal capex $1 $52 $50 $48 $45 $45 $41 $39 $39 $34 2013A 2014A 2015A PF 2015 2016A 2017E 2018E 2019E 2020E Capex Cash Content Spend % of Revenue 31% 34% 33% 41% 44% 48% 46% 43% 40% Levered FCF ($ in mm) · Business expected to become free cash flow positive in 2017. Top line growth in SVOD expected to offset $23 rising content investment $16 $6 $6 $3 $3 $1 ($7) ($11) 2013A 2014A 2015A PF 2015 2016A 2017E 2018E 2019E 2020E Source: Company Financials. 4

Preliminary Draft Subject to Review RLJE Analysis at Various Prices ($ in mm) Current 8% 17% 25% Implied Share Price $3.00 $3.25 $3.50 $3.75 Basic Shares 13.6 13.6 13.6 13.6 (1) (1) (1) (+) Net Warrants & RSUs 1.4 21.4 22.9 24.2 TSM Shares 15.0 35.0 36.5 37.7 Price % Premium to Current $3.00 -- 8% 17% 25% % Premium / (Discount) to 52 Week High 4.46 (33) (27) (22) (16) % Premium to 52 Week Low 1.34 124 143 161 180 % Premium / (Discount) to VWAP 30-Day $3.31 (9%) (2%) 6% 13% 90-Day 3.41 (12) (5) 3 10 1-Year 2.36 27 38 48 59 Common Equity Value $45 $114 $128 $141 (+) Preferred Equity 18 18 18 18 (+) CoC Premium on Preferred if Put -- 5 5 5 (1) (1) (1) (+) Net Debt 66 11 11 11 (-) Unconsolidated Agatha Christie Investment @ Book (18) (18) (18) (18) Firm Value $111 $130 $144 $157 TRUE TRUE TRUE Market Multiples Metric FV / EBITDA 2017E $15 7.2 8.4 9.3 10.2 Price / FCF 2017E $3 14.4x 36.4x 40.9x 45.3x Source: FactSet, Company Filings. Note: Market data as of 9/8/2017. (1) Assumes exercise of AMC warrants. 5 Preliminary Draft Subject to Review RLJE Analysis at Various Prices ($ in mm) Current 8% 17% 25% Implied Share Price $3.00 $3.25 $3.50 $3.75 Basic Shares 13.6 13.6 13.6 13.6 (1) (1) (1) (+) Net Warrants & RSUs 1.4 21.4 22.9 24.2 TSM Shares 15.0 35.0 36.5 37.7 Price % Premium to Current $3.00 -- 8% 17% 25% % Premium / (Discount) to 52 Week High 4.46 (33) (27) (22) (16) % Premium to 52 Week Low 1.34 124 143 161 180 % Premium / (Discount) to VWAP 30-Day $3.31 (9%) (2%) 6% 13% 90-Day 3.41 (12) (5) 3 10 1-Year 2.36 27 38 48 59 Common Equity Value $45 $114 $128 $141 (+) Preferred Equity 18 18 18 18 (+) CoC Premium on Preferred if Put -- 5 5 5 (1) (1) (1) (+) Net Debt 66 11 11 11 (-) Unconsolidated Agatha Christie Investment @ Book (18) (18) (18) (18) Firm Value $111 $130 $144 $157 TRUE TRUE TRUE Market Multiples Metric FV / EBITDA 2017E $15 7.2 8.4 9.3 10.2 Price / FCF 2017E $3 14.4x 36.4x 40.9x 45.3x Source: FactSet, Company Filings. Note: Market data as of 9/8/2017. (1) Assumes exercise of AMC warrants. 5

RLJE Shareholder Proceeds at Various Prices

Preliminary Draft
Subject to Review

Fully Diluted Ownership(1)

(Shares and US$ in millions)

- Common stock and net exercise price of warrants to be paid in cash and/or stock
- Preferred shares are put to AMC at 125% of face value in cash for all offers less than $3.75
  - Face value includes accrued dividends
  - $18mm face value and $5mm Change of Control premium

By Holder	Number of Shares					RLJE Offer Price: $3.25			RLJE Offer Price: $3.50			RLJE Offer Price: $3.75		
	Common	Preferred	Warrants	Options	Fully Diluted	Shares	($)	% of O/S	Shares	($)	% of O/S	Shares	($)	% of O/S
AMCX	2.3	--	18.3	--	20.6	20.6	$66.9	55.7%	20.6	$72.0	55.7%	20.6	$77.2	47.8%
Bob Johnson	6.8	--	1.5	--	8.3	8.3	27.0	22.4	8.3	29.0	22.4	8.3	31.1	19.3
JH Investments	0.7	3.0	0.7	--	4.4	1.4	4.6	3.9	1.4	5.0	3.9	4.4	16.6	10.3
Wolverine	--	1.6	0.4	--	2.0	0.4	1.3	1.1	0.4	1.4	1.1	2.0	7.5	4.6
Sudbury	0.1	0.9	0.2	--	1.2	0.3	1.0	0.8	0.3	1.0	0.8	1.2	4.4	2.7
Other(2)	4.3	0.6	0.3	1.4	6.6	6.0	19.4	16.1	6.0	20.9	16.1	6.6	24.6	15.3
Fully Diluted Total	14.1	6.1	21.4	1.4	**43.0**	**36.9**	**$120.1**	100.0%	**36.9**	**$129.3**	100.0%	**43.0**	**$161.4**	100.0%

Proceeds by Major Shareholder(1)

Proceeds	Number of Shares					RLJE Offer Price $3.25 Proceeds					RLJE Offer Price $3.50 Proceeds					RLJE Offer Price $3.75 Proceeds				
	Common	Preferred	Warrants	Options	Fully Diluted	Common	Preferred	Warrants	Options	Total	Common	Preferred	Warrants	Options	Total	Common	Preferred	Warrants	Options	Total
AMCX	2.3	--	18.3	--	20.6															
Bob Johnson	6.8	--	1.5	--	8.3	$22.1	--	--	--	$22.1	$23.8	--	$0.8	--	$24.5	$25.5	--	$1.1	--	$26.6
JH Investments	0.7	3.0	0.7	--	4.4	2.2	11.2	1.3	--	14.7	2.4	11.2	1.5	--	15.1	2.5	11.2	1.7	--	15.5
Wolverine	--	1.6	0.4	--	2.0	--	6.0	0.7	--	6.7	--	6.0	0.8	--	6.8	--	6.0	0.9	--	6.9
Sudbury	0.1	0.9	0.2	--	1.2	0.3	3.3	0.7	--	4.2	0.3	3.3	0.7	--	4.3	0.4	3.3	0.8	--	4.4
Other(2)	4.3	0.6	0.3	1.4	6.6	14.0	2.3	0.6	0.6	17.4	15.1	2.3	0.2	0.9	18.5	16.1	2.3	0.3	1.3	20.0
Total	**14.1**	6.1	21.4	1.4	43.0	$38.6	$22.8	$3.2	$0.6	$65.2	$41.5	$22.8	$4.0	$0.9	$69.3	$44.5	$22.8	$4.8	$1.3	$73.4

Source: Company Filings.
(1) Excludes 2012 Warrants.
(2) Includes Restricted Service Shares and Restricted Performance Shares.

6

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Illustrative Proposal Alternatives

Preliminary Draft
Subject to Review

	1 All Cash	2 All Stock	3 50/50 Cash / Stock
Overview			
• RLJE acquired for $3.75 per share (13% premium) with preferred shares put at $23mm (face +25% premium)			
Consideration Mix			
Common Equity Holders			
Stock			
Class A - 1 vote per share	--	$64	$32
Class B - 10 votes per share	--	--	--
Cash	$64	--	$32
Preferred Equity Holders			
Cash [(1)]	$23	$23	$23
Total Consideration	**$87**	**$87**	**$87**
Ownership			
Economic			
AMCX Public	81%	80%	80%
Dolan Family	19	19	19
AMCX Total	**100%**	**98%**	**99%**
RLJE Total	**--**	**2%**	**1%**
Voting			
AMC Public	31%	31%	31%
Dolan Family	69	68	68
AMCX Total	**100%**	**99%**	**100%**
RLJE Total	**--**	**1%**	**0%**
Leverage			
Total Debt / LTM EBITDA	3.1x	3.0x	3.1x
Net Debt / LTM EBITDA	2.8	2.7	2.7
Accretion / Dilution			
AMCX 2017E FCF / Share	$4.50	$4.50	$4.50
PF AMCX 2017E FCF / Share	4.59	4.52	4.56
Accretion / (Dilution)	*2.0%*	*0.4%*	*1.2%*

(1) Holders of convertible preferred with conversion price of $3.00, redeemed at 125% of face value.

7

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Preliminary Draft Subject to Review RLJE Capitalization Table Capitalization Table ($ in mm) ($ in mm) Maturity x Interest Rate x 6/30/2017 Cash & Cash Equivalents $12.2 AMC Term Loan Tranche A Beginning June 30, 2020 7.00% $23.0 AMC Term Loan Tranche B Beginning October 14, 2021 6.00 55.0 Total Debt $78.0 Net Debt FY 2016 H1 2016 H1 2017 65.8 LTM EBITDA $13.1 ($0.8) $4.0 $17.9 Leverage Stats Total Debt / LTM EBITDA 4.4x Net Debt / LTM EBITDA 3.7 Source: Company Filings. 8 Preliminary Draft Subject to Review RLJE Capitalization Table Capitalization Table ($ in mm) ($ in mm) Maturity x Interest Rate x 6/30/2017 Cash & Cash Equivalents $12.2 AMC Term Loan Tranche A Beginning June 30, 2020 7.00% $23.0 AMC Term Loan Tranche B Beginning October 14, 2021 6.00 55.0 Total Debt $78.0 Net Debt FY 2016 H1 2016 H1 2017 65.8 LTM EBITDA $13.1 ($0.8) $4.0 $17.9 Leverage Stats Total Debt / LTM EBITDA 4.4x Net Debt / LTM EBITDA 3.7 Source: Company Filings. 8

Premiums Paid in Selected Squeeze Out Transactions

Annc. Date	Target	Acquiror	Deal Value ($ mm)	Acquiror Voting %	Offer Price	Unaffected Premium to / 1 Day	1 Month
2016							
12/19/2016	Calamos Asset Management, Inc.	Management Buyout	$159	97%	$8.25	12%	19%
06/03/2016	Talen Energy Corporation	Riverstone Holdings LLC	1,170	35	14.00	56	120
03/09/2016	Crown Media Holdings, Inc.	Hallmark Cards, Incorporated	176	90	5.05	2	15
03/07/2016	National Interstate Corporation	American Financial Group, Inc.	311	51	32.50	44	39
02/29/2016	Federal-Mogul Holdings Corporation	Icahn Enterprises L.P.	304	82	9.25	86	98
01/19/2016	Rouse Properties, Inc.	Brookfield Asset Management Inc.	705	34	18.25	35	29
2015							
06/18/2015	SL Industries, Inc.	Handy & Harman Ltd.	$119	25%	$40.00	38%	22%
2012							
11/08/2012	Danfoss Power	Danfoss A/S	$690	76%	$58.50	49%	49%
09/26/2012	American Greetings Corporation	Management Buyout	642	43	19.00	32	33
02/24/2012	Kenneth Cole Productions	Kenneth Cole	147	89	15.25	17	26
01/16/2012	Venoco Inc.	Timothy M. Marquez	400	50	12.50	63	69
2011							
10/03/2011	C&D Technologies	Angelo Gordon	$52	65%	$9.75	18%	18%
07/12/2011	XO Holdings	ACF Industries	96	92	1.40	84	103
04/21/2011	CNA Surety	CNA Financial	475	61	26.55	38	49
02/22/2011	Caraco Pharmaceutical Labs	Sun Pharmaceutical ind.	51	76	5.25	16	16
01/09/2011	Playboy	Hugh Hefner	137	70	6.15	51	54
2010							
11/15/2010	Mediacom Communications	Rocco B. Commisso	$3,597	86%	$8.75	28%	25%
03/21/2010	CNX Gas	CONSOL Energy	965	83	38.25	46	43
2009							
11/03/2009	Landry's Restaurants	Tilman Fertitta	$157	57%	$24.00	11%	16%
09/08/2009	Odyssey Re Holdings	Fairfax Financial Holdings	1,098	73	65.00	30	40
07/13/2009	iBasis	KPN NV	93	56	3.00	33	32
04/20/2009	The Pepsi Bottling Group, Inc.	PepsiCo, Inc.	5,202	39	36.50	45	87
04/20/2009	PepsiAmericas, Inc.	PepsiCo, Inc.	2,028	43	28.50	43	79
03/25/2009	Hearst-Argyle Television	Hearst Corp.	77	76	4.50	115	150
03/22/2009	Cox Radio	Cox Enterprises	82	96	4.80	45	(6)
2008							
07/21/2008	Genentech, Inc.	Roche Holding Ltd	$44,052	56%	$95.00	16%	28%
03/10/2008	Nationwide Financial Services	Nationwide Mutual Insurance	2,440	95	52.25	38	28
Average			$2,341	66%		40%	48%
Median			308	70		38	33

9

Source: Citi M&A, Deal Point Data, Deal Intelligence, Company Filings.

Key Management

Preliminary Draft Subject to Review

Name	Position	Biography
Robert L. Johnson 	Chairman of the Board	• Mr. Johnson was appointed as the Company's chairman in October 2012 • From November 2010 to October 2012, Mr. Johnson served as the chairman of the board of RLJ Acquisition, Inc., a special purpose acquisition company that created the Company • Mr. Johnson founded The RLJ Companies, an innovative business network that owns or holds interests in a diverse portfolio of companies and has served as its chairman since February 2003 • Prior to forming The RLJ Companies, Mr. Johnson was founder and chief executive officer of Black Entertainment Television (or BET), which was acquired by Viacom Inc. in 2001 • Mr. Johnson continued to serve as chief executive officer of BET until February 2006
Miguel Penella 	Chief Executive Officer	• Mr. Penella was appointed as the Company's Chief Executive Officer on January 18, 2013 • From October 2012 until January 18, 2013, Mr. Penella served as Chief Operating Officer • From April 2007 to October 2012, Mr. Penella served as Chief Executive Officer of Acorn Media Group, Inc., which was acquired by the Company in October 2012 • At Acorn Media Group, Mr. Penella oversaw operations and was the driving force behind the worldwide expansion of both the Acorn and Acacia brands, including the acquisition of 64% of Agatha Christie Limited and the launch of Acorn TV, the Company's first proprietary subscription VOD channel • Mr. Penella came to Acorn from Time-Life where he rose in the ranks from circulation director of the catalog department to director of catalogs for the music division and then to vice president of customer marketing in 2001
Nazir Rostom 	Chief Financial Officer	• Mr. Rostom was appointed as the Company's Chief Financial Officer on May 18, 2016 • From January 2014 to May 2016, Mr. Rostom served in senior and executive positions with GetWellNetwork, Inc. ("GWN"), a healthcare solutions provider • During his tenure, Mr. Rostom led various strategic financing, M&A activities, and financial planning and analysis at GWN • Prior to GWN, he was Director of Finance and Assistant Treasurer for GTT Communications, Inc., from September 2011 to January 2014 • Mr. Rostom began his career in investment banking at PriceWaterhouseCoopers

Source: Company website.

10

Board of Directors

Preliminary Draft Subject to Review

Name		Position	Biography
Robert L. Johnson		Chairman of the Board	• Chairman of the Board, previously Chairman of the Board of RLJ Acquisition, Inc. • Founder and previous CEO of Black Entertainment Television (or BET)
Miguel Penella		Chief Executive Officer	• CEO, and previously CEO of Acorn Media Group, Inc., which was acquired by the Company in October 2012
John Hsu		Director	• Mr. Hsu manages the treasury operations of AMC Networks Inc. as its Executive Vice President – Treasurer & Financial Strategy
Dayton Judd *		Director	• Mr. Judd is the Founder and Managing Partner of Sudbury Capital Management
Andy Laszlo *		Director	• Mr. Laszlo joined Sun Trust Robinson Humphrey in January 2014 where he serves as Managing Director and Head of Technology, Media & Communications Equity Origination
Arlene Manos		Director	• Ms. Manos joined AMC Networks Inc. in 2002 and is responsible for overseeing the advertising sales efforts for its national cable television networks AMC, IFC, SundanceTV, WE tv, and BBC AMERICA
Scott Royster *		Director	• Mr. Royster is an entrepreneur, and has co-founded two companies, in the education sector – Latimer Education, Inc. and Maarifa Edu Holdings Limited
H. Van Sinclair		Director	• Mr. Sinclair served as president, CEO, and general counsel of the RLJ Companies since 2003, and also served as VP of Legal and Business Affairs for RLJ Urban Lodging Funds and RLJ Development from January 2006 to May 2011
John Ziegelman *		Director	• Mr. Ziegelman is a portfolio manager for Wolverine Asset Management, LLC

Source: Company website.

* Independent Director | AMCX Designated Director | Sudbury Capital Director | Wolverine Asset Mgmt Director

11

IRS Circular 230 Disclosure: Citigroup Inc. and its affiliates do not provide tax or legal advice. Any discussion of tax matters in these materials (i) is not intended or written to be used, and cannot be used or relied upon, by you for the purpose of avoiding any tax penalties and (ii) may have been written in connection with the promotion or marketing of any transaction contemplated hereby ( Transaction ). Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor. In any instance where distribution of this communication is subject to the rules of the US Commodity Futures Trading Commission ( CFTC ), this communication constitutes an invitation to consider entering into a derivatives transaction under U.S. CFTC Regulations §§ 1.71 and 23.605, where applicable, but is not a binding offer to buy/sell any financial instrument. Any terms set forth herein are intended for discussion purposes only and are subject to the final terms as set forth in separate definitive written agreements. This presentation is not a commitment to lend, syndicate a financing, underwrite or purchase securities, or commit capital nor does it obligate us to enter into such a commitment, nor are we acting as a fiduciary to you. By accepting this presentation, subject to applicable law or regulation, you agree to keep confidential the information contained herein and the existence of and proposed terms for any Transaction. Prior to entering into any Transaction, you should determine, without reliance upon us or our affiliates, the economic risks and merits (and independently determine that you are able to assume these risks) as well as the legal, tax and accounting characterizations and consequences of any such Transaction. In this regard, by accepting this presentation, you acknowledge that (a) we are not in the business of providing (and you are not relying on us for) legal, tax or accounting advice, (b) there may be legal, tax or accounting risks associated with any Transaction, (c) you should receive (and rely on) separate and qualified legal, tax and accounting advice and (d) you should apprise senior management in your organization as to such legal, tax and accounting advice (and any risks associated with any Transaction) and our disclaimer as to these matters. By acceptance of these materials, you and we hereby agree that from the commencement of discussions with respect to any Transaction, and notwithstanding any other provision in this presentation, we hereby confirm that no participant in any Transaction shall be limited from disclosing the U.S. tax treatment or U.S. tax structure of such Transaction. We are required to obtain, verify and record certain information that identifies each entity that enters into a formal business relationship with us. We will ask for your complete name, street address, and taxpayer ID number. We may also request corporate formation documents, or other forms of identification, to verify information provided. Any prices or levels contained herein are preliminary and indicative only and do not represent bids or offers. These indications are provided solely for your information and consideration, are subject to change at any time without notice and are not intended as a solicitation with respect to the purchase or sale of any instrument. The information contained in this presentation may include results of analyses from a quantitative model which represent potential future events that may or may not be realized, and is not a complete analysis of every material fact representing any product. Any estimates included herein constitute our judgment as of the date hereof and are subject to change without any notice. We and/or our affiliates may make a market in these instruments for our customers and for our own account. Accordingly, we may have a position in any such instrument at any time. Although this material may contain publicly available information about Citi corporate bond research, fixed income strategy or economic and market analysis, Citi policy (i) prohibits employees from offering, directly or indirectly, a favorable or negative research opinion or offering to change an opinion as consideration or inducement for the receipt of business or for compensation; and (ii) prohibits analysts from being compensated for specific recommendations or views contained in research reports. So as to reduce the potential for conflicts of interest, as well as to reduce any appearance of conflicts of interest, Citi has enacted policies and procedures designed to limit communications between its investment banking and research personnel to specifically prescribed circumstances. © 2017 Citigroup Global Markets Inc. Member SIPC. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world. Citi believes that sustainability is good business practice. We work closely with our clients, peer financial institutions, NGOs and other partners to finance solutions to climate change, develop industry standards, reduce our own environmental footprint, and engage with stakeholders to advance shared learning and solutions. Citi’s Sustainable Progress strategy focuses on sustainability performance across three pillars: Environmental Finance; Environmental and Social Risk Management; and Operations and Supply Chain. Our cornerstone initiative is our $100 Billion Environmental Finance Goal – to lend, invest and facilitate $100 billion over 10 years to activities focused on environmental and climate solutions. IRS Circular 230 Disclosure: Citigroup Inc. and its affiliates do not provide tax or legal advice. Any discussion of tax matters in these materials (i) is not intended or written to be used, and cannot be used or relied upon, by you for the purpose of avoiding any tax penalties and (ii) may have been written in connection with the promotion or marketing of any transaction contemplated hereby ( Transaction ). Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor. In any instance where distribution of this communication is subject to the rules of the US Commodity Futures Trading Commission ( CFTC ), this communication constitutes an invitation to consider entering into a derivatives transaction under U.S. CFTC Regulations §§ 1.71 and 23.605, where applicable, but is not a binding offer to buy/sell any financial instrument. Any terms set forth herein are intended for discussion purposes only and are subject to the final terms as set forth in separate definitive written agreements. This presentation is not a commitment to lend, syndicate a financing, underwrite or purchase securities, or commit capital nor does it obligate us to enter into such a commitment, nor are we acting as a fiduciary to you. By accepting this presentation, subject to applicable law or regulation, you agree to keep confidential the information contained herein and the existence of and proposed terms for any Transaction. Prior to entering into any Transaction, you should determine, without reliance upon us or our affiliates, the economic risks and merits (and independently determine that you are able to assume these risks) as well as the legal, tax and accounting characterizations and consequences of any such Transaction. In this regard, by accepting this presentation, you acknowledge that (a) we are not in the business of providing (and you are not relying on us for) legal, tax or accounting advice, (b) there may be legal, tax or accounting risks associated with any Transaction, (c) you should receive (and rely on) separate and qualified legal, tax and accounting advice and (d) you should apprise senior management in your organization as to such legal, tax and accounting advice (and any risks associated with any Transaction) and our disclaimer as to these matters. By acceptance of these materials, you and we hereby agree that from the commencement of discussions with respect to any Transaction, and notwithstanding any other provision in this presentation, we hereby confirm that no participant in any Transaction shall be limited from disclosing the U.S. tax treatment or U.S. tax structure of such Transaction. We are required to obtain, verify and record certain information that identifies each entity that enters into a formal business relationship with us. We will ask for your complete name, street address, and taxpayer ID number. We may also request corporate formation documents, or other forms of identification, to verify information provided. Any prices or levels contained herein are preliminary and indicative only and do not represent bids or offers. These indications are provided solely for your information and consideration, are subject to change at any time without notice and are not intended as a solicitation with respect to the purchase or sale of any instrument. The information contained in this presentation may include results of analyses from a quantitative model which represent potential future events that may or may not be realized, and is not a complete analysis of every material fact representing any product. Any estimates included herein constitute our judgment as of the date hereof and are subject to change without any notice. We and/or our affiliates may make a market in these instruments for our customers and for our own account. Accordingly, we may have a position in any such instrument at any time. Although this material may contain publicly available information about Citi corporate bond research, fixed income strategy or economic and market analysis, Citi policy (i) prohibits employees from offering, directly or indirectly, a favorable or negative research opinion or offering to change an opinion as consideration or inducement for the receipt of business or for compensation; and (ii) prohibits analysts from being compensated for specific recommendations or views contained in research reports. So as to reduce the potential for conflicts of interest, as well as to reduce any appearance of conflicts of interest, Citi has enacted policies and procedures designed to limit communications between its investment banking and research personnel to specifically prescribed circumstances. © 2017 Citigroup Global Markets Inc. Member SIPC. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world. Citi believes that sustainability is good business practice. We work closely with our clients, peer financial institutions, NGOs and other partners to finance solutions to climate change, develop industry standards, reduce our own environmental footprint, and engage with stakeholders to advance shared learning and solutions. Citi’s Sustainable Progress strategy focuses on sustainability performance across three pillars: Environmental Finance; Environmental and Social Risk Management; and Operations and Supply Chain. Our cornerstone initiative is our $100 Billion Environmental Finance Goal – to lend, invest and facilitate $100 billion over 10 years to activities focused on environmental and climate solutions.